EXHIBIT 23

Consent of Independent Certified Public Accountants

To the Board of Directors

Professional Veterinary Products, Ltd.

As independent certified public accountants, we hereby consent to the use of our report dated December 7, 2006, relating to the financial statements of Professional Veterinary Products, Ltd., which report appears in the Quarterly Report dated October 31, 2006 on Form 10-Q of Professional Veterinary Products, Ltd.

December 14, 2006

/s/ Quick & McFarlin, P.C.
Quick & McFarlin, P.C.